UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  October 31, 2012

CANTEL MEDICAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-31337	22-1760285
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

150 Clove Road, Little Falls, New Jersey	07424
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (973) 890-7220

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Executive Severance Agreements

On October 31, 2012, Cantel Medical Corp. (the “Company”) amended and restated the Executive Severance Agreement, dated as of January 1, 2010 (as amended to date, the “Severance Agreement”), between the Company and Andrew A. Krakauer, the Company’s President and Chief Executive Officer.

The amendments to the Severance Agreement increased the amount of severance payable to Mr. Krakauer in the event of a termination without cause in a non-change of control situation from 18 months’ base salary to (a) 24 months’ base salary plus (b) two times Mr. Krakauer’s annual bonus based on the rate in effect as of the relevant termination date (currently 85% of his annual base salary).  The amendments also updated certain other references to bonus amounts to reflect current percentages and to provide for automatic updating of such percentages for future increases, if any.  Subject to the foregoing, the remainder of the terms of the Severance Agreement are as previously described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 1, 2011, which description is incorporated by reference herein. This foregoing summarizes the amendments to the Severance Agreement, but does not purport to be complete and is qualified in its entirety by the terms and conditions of the Severance Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01             Other Events

On November 1, 2012, the Company announced that its Board of Directors declared an increase in its semiannual cash dividend from $0.0467 to $0.055 per share of outstanding common stock payable on December 14, 2012, to stockholders of record as of the close of business on November 14, 2012.

Item 9.01              Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Exhibit Description
10.1	Amended and Restated Executive Severance Agreement dated as of October 31, 2012 between Registrant and Andrew A. Krakauer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANTEL MEDICAL CORP.
(Registrant)

	By:	/s/ Andrew A. Krakauer
Andrew A. Krakauer,
President and Chief Executive
Officer

Date: November 1, 2012

Exhibit Index

Exhibit No.	Exhibit Description
10.1	Amended and Restated Executive Severance Agreement dated as of October 31, 2012 between Registrant and Andrew A. Krakauer.